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                                                                    EXHIBIT 23.1

               Consent of Independent Certified Public Accountants

We have issued our reports dated February 8, 2002 accompanying the consolidated financial statements of Michael Foods, Inc. and subsidiaries (a wholly owned subsidiary of M-Foods Holdings, Inc.), and May 15, 2001, (except for the third paragraph of "Recent Accounting Pronouncements" within Note C, as to which the date is February 18, 2003), accompanying the consolidated financial statements of Michael Foods, Inc. and subsidiaries (the "Predecessor"). The aforementioned reports are contained in the Registration Statement on Form S-4 and we hereby consent to the use of the aforementioned reports in the Registration Statement.

/s/ GRANT THORNTON LLP


Minneapolis, Minnesota

February 11, 2004